                                                              Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the QT 5, Inc. (a development stage company) registration statement on Form S-8 of our report dated March 28, 2003, accompanying the financial statements of QT 5, Inc. (formerly MoneyZone.com) as of and for the years ended December 31, 2002 and 2001 and the 2002, 2001, 2000, and 1999 amounts included in the cumulative amounts from April 4, 1989 (inception) to December 31, 2002 which is part of the registration statement and to the reference to us under the heading "Experts" in such registration statement.

/s/ Spicer, Jeffries & Co.,

Denver, Colorado
April 24, 2003